PUBLIC SERVICE COMMISSION
OF WEST VIRGINIA
CHARLESTON

At a session of the PUBLIC SERVICE COMMISSION OF WEST VRIGINIA in the City of Charleston on the 7th day of January, 2002.

CASE NO. 01-1166-EG-PC

MONONGAHELA POWER COMPANY,
THE POTOMAC EDISON COMPANY and
MOUNTAINEER GAS COMPANY, all
doing business as ALLEGHENY POWER
          Petition for consent and approval to amend the
          Allegheny Energy Money Pool Agreement entered
          into among its affiliate companies.

COMMISSION ORDER

          On August 30, 2001, Monongahela Power Company, doing business as Allegheny Power (MonPower) and The Potomac Edison Company, doing business as Allegheny Power (Potomac Edison) (or collectively "the Companies") and Mountaineer Gas Company (Mountaineer) filed a joint petition and consent for approval for the Companies to amend their Money Pool Agreement. The Allegheny Energy Money Pool is a contract among affiliated Allegheny Energy companies. It is an internal financing facility in which the excess funds of some participants are sued to satisfy the short-term borrowing needs of other participants.

          Commission Staff filed its "Initial and Final Joint Staff Memorandum" on October 16, 2001. Therein, Staff described the filing by the Companies as follows:

          To date, participants in the Money Pool are Mon Power, Potomac Edison, West Penn Power Company, Allegheny Generating Company (AGC) and Allegheny Energy, Inc. (AE, Inc.). AGC may only borrow from the Money Pool, and AE, Inc. may only lend to the Money Pool. Daily balancing of each Money Pool participant and the overall administration of the Money Pool is performed by Allegheny Energy Service Corporation, the agent for the participants,. The operation of the Money Pool is designed to match, on a daily basis, the available cash and short-term borrowing requirements of the participants, thereby minimizing the need to borrow funds in the external short-term capital market. Any excess funds from the Money Pool are to be invested according to guidelines outlined in the Money Pool Agreement.

          The Companies desire to amend the Money Pool Agreement to include Mountaineer. Mountaineer is proposed to be added as both an investing and a borrowing participant. All transactions in which Mountaineer will engage through the Money Pool will be subject to the same terms and conditions as set out in the Commission's prior orders. See, Case No. 91-710-E-PC (Commission Order entered February 13, 1992) and Case No. 97-1416-E-PC (Commission Order entered January 7, 1998). In all other respects the Money Pool agreement remains the same.

          The Companies and Mountaineer state that the cost of proposed borrowings through the Money Pool will generally be more favorable to the borrowing participants than the comparable cost of external short-term borrowings and that the yield to the participants contributing available funds will be generally higher than the typical yield on short-term investments. The Companies and Mountaineer believe that the terms and conditions of the amendments to the Money Pool Agreement are fair and reasonable, will not grant an undue advantage to any party to the transactions and that approval of this agreement is in the best interest of the West Virginia customers of the involved utilities. The companies and Mountaineer request that the requirement of formal notice be waived.

          The Staff has completed its review of the Money Pool Agreement and the companies' proposal to include Mountaineer. In discussions with [Caryn Short, Staff Attorney]; D. Todd Carden, Utility Analyst Manager; recommended approval be granted without specifically approving the terms and conditions of the agreement. Also, approval should be conditioned upon the understanding that neither the Commission or its Staff shall be prohibited from reviewing or challenging the reasonableness of its underlying terms and conditions for ratemaking purposes.

          The Staff recommends the Commission grant approval for the Companies and Mountaineer to enter into the Amendments to the Money Pool Agreement, pursuant to West Virginia Code Section 24-2-12. The staff supports the Companies' and Mountaineer's request to waive the requirement of formal notice and hearing. The Staff recommends the Commission retain this matter and enter an order granting the request to amend the Money Pool Agreement to include Mountaineer.

DISCUSSION

          Specifically, the petitioners requested the following change to the Money Pool Agreement:

         The addition of a new participant to the Money Pool. Mountaineer Gas Company ("Mountaineer") should be added as both an investing and a borrowing participant. It is advantageous for Mountaineer to participate in the Money Pool to the same extent as its parent, Monongahela, and to be able to be both a borrower and lender to the Money Pool. Participation in the Money Pool will enhance Mountaineer's ability to function effectively as a gas provided by giving it ready access to a financial vehicle if it has extra cash to invest or needs money to operate. All transactions in which Mountaineer will engage through the Money Pool will be subject to the same terms and conditions as set out in the Commission's prior orders. In all other respects the Money Pool agreement remains the same. A copy of the revised Money Pool Agreement is attached hereto as Attachment D.

          The Commission agrees with Staff and shall approve the Money Pool Agreement, pursuant to West Virginia Code Section 24-2-12, with the stipulation that the terms and conditions of said agreement are not specifically approved and that neither the Commission, nor its Staff, shall be prohibited from reviewing or challenging the reasonableness of specific transactions under the agreement or the reasonableness of its underlying terms and conditions for ratemaking purposes.

FINDINGS OF FACT

          1.  On August 30, 2001, Monongahela Power Company, doing business as Allegheny Power (Mon Power) and The Potomac Edison Company, doing business as Allegheny Power (Potomac Edison) (or collectively "the Companies") and Mountaineer Gas Company (Mountaineer) filed a joint petition and consent for approval for the Companies to amend their Money Pool Agreement.

          2.  Commission Staff filed its "Initial and Final Joint Staff Memorandum" on October 16, 2001, recommending approval.

CONCLUSIONS OF LAW

          1.  For the purpose of granting its consent to enter into the amended agreement, the Commission concludes pursuant to West Virginia Code Section 24-2-12 that the terms and conditions of the proposed amendment to the Money Pool Agreement are reasonable; that neither party is given an undue advantage over the other; and that the proposed amendment does not adversely affect the public in this state.

          2.  It is fair and reasonable to reserve approval of the specific terms and conditions of the Money Pool Agreement and allow both the Commission, and its Staff, to review or challenge the reasonableness of specific transactions under the agreement, and/or the reasonableness of its underlying terms and conditions for ratemaking purposes.

          3.  It is reasonable to waive the need for formal notice and a hearing concerning the approval sought by the petition.

ORDER

          IT IS THEREFORE ORDERED that the August 30, 2001, joint petition by the Monongahela Power Company, doing business as Allegheny Power; the Potomac Edison Company, doing business as Allegheny Power; and Mountaineer Gas Company for approval for the Companies to amend their Money Pool Agreement is hereby granted.

          IT IS FURTHER ORDERED that the terms and conditions of the above-stated Money Pool Agreement are not specifically approved.

          IT IS FURTHER ORDERED that neither the Commission, nor its Staff, shall be prohibited from reviewing or challenging the reasonableness of specific transactions under the Money Pool Agreement or the reasonableness of its underlying terms and conditions for ratemaking purposes.

          IT IS FURTHER ORDERED that the requirement of formal notice is hereby waived.

          IT IS FURTHER ORDERED that this petition is hereby resolved and shall be removed from the Commission's docket of active cases.

          IT IS FURTHER ORDERED that the Commission's Executive Secretary shall serve a copy of this order upon all parties of record by United States First Class Mail, and upon Commission Staff by hand delivery.

                                              A True Copy, Teste:

                                                                                    /s/ SANDRA SQUIRE
                                                                                    Sandra Squire
                                                                                    Executive Secretary